Exhibit 99.1

Presidio Property Trust, Inc. Announces Earnings for the Quarter Ended March 31, 2023

San Diego, California, May 15, 2023 – Presidio Property Trust, Inc. (Nasdaq: SQFT, SQFTP) (the “Company”), an internally managed, diversified real estate investment trust (“REIT”), today reported earnings for its quarter ended March 31, 2022.

Quarter Ended March 31, 2023, Financial Results

Net loss attributable to the Company’s common stockholders for the three months ended March 31, 2023, was approximately $(1,530,988), or $(0.13) per basic and diluted share, compared to a net income of approximately $(3,824,053), or $(0.32) per basic and diluted share for the three months ended March 31, 2022. The change in net income attributable to the Company’s common stockholders was a result of:

●	A decrease in Series A Warrant Dividends of approximately $2.5 million due to a large dividend payment in Q1 2022 and not in Q1 2023.

●	Rental revenue decreased by about 11.5% from Q1 2022 compared to Q1 2023. This was mainly related to the sale of the World Plaza building in March of 2022. The Company has not yet invested in another commercial building that would drive comparable rental revenue. Additionally, a major tenant lease in our Colorado property expired on December 31, 2023, and only 20% of the space was released during the first quarter of 2023. The Company is expecting increases in rental revenue with continued leasing efforts and has already entered into a lease agreement with KLJ Engineering LLC for approximately 33,000 square feet of space in the Grand Pacific Building, with an expected start date in November of 2023.

●	Preferred Stock Series D dividends totaled approximately $0.5 million in Q1 2023, which is similar to Q1 2022.

FFO (non-GAAP) for the three months ended March 31, 2022, increased by approximately $2.5 million to approximately $(228,914) from $(2,812,659) for the three months ended March 31, 2022. A reconciliation of FFO to net income, the most directly comparable GAAP financial measure, is attached to this press release. However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.

We believe Core FFO (non-GAAP) provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Core FFO increased by about $110,000, from approximately $(75,000) in the three months ended March 31, 2022, to approximately $32,000 in the three months ended March 31, 2023.

Acquisitions and Dispositions for 2022

●	The Company acquired nine model home properties and leased them back to the homebuilders under triple net leases during the quarter ended March 31, 2023. The purchase price for these properties was $5 million. The purchase price consisted of cash payments of $0.7 million and mortgage notes of $1.7 million.

●	The Company sold three model home properties for approximately $1.6 million and recognized a gain of approximately $0.4 million.

Dividends paid during the first three quarters of 2022:

●	During the first quarter of 2023, the Company paid a dividend of $0.022 per share to shareholders of Series A common stock.

●	During 2022, the Company paid three monthly dividends in the total amount of $0.58593 per share to shareholders of Series D preferred stock.

About Presidio Property Trust

Presidio is an internally managed, diversified REIT with holdings in model home properties which are triple-net leased to homebuilders, office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located in Arizona, Illinois, Texas, Wisconsin, and Florida. Our office, industrial and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing several properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas, including those that have developed as a result of COVID-19. Presidio is also the sponsor of the Special Purpose Acquisition Company (SPAC) Murphy Canyon Acquisition Corp. (NASDAQ: MURF), which currently holds approximately $23.6 million in trust. Murphy Canyon Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com.

Definitions

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The Company evaluates performance based on Funds From Operations, which we refer to as FFO, as management believes that FFO represents the most accurate measure of activity and is the basis for distributions paid to equity holders. The Company defines FFO as net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, hedge ineffectiveness, acquisition costs of newly acquired properties that are not capitalized and lease acquisition costs that are not capitalized plus depreciation and amortization, including amortization of acquired above and below market lease intangibles and impairment charges on properties or investments in non-consolidated REITs, and after adjustments to exclude equity in income or losses from, and, to include the proportionate share of FFO from, non-consolidated REITs.

However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration, non-cash warrant dividends and the amortization of stock-based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “ Risk Factors” section of the Company’s documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Real estate assets and lease intangibles:
Land	$19,763,455	$19,189,386
Buildings and improvements	129,597,365	125,979,374
Tenant improvements	14,273,012	13,861,839
Lease intangibles	4,110,139	4,110,139
Real estate assets and lease intangibles held for investment, cost	167,743,971	163,140,738
Accumulated depreciation and amortization	(35,757,830)	(34,644,511)
Real estate assets and lease intangibles held for investment, net	131,986,141	128,496,227
Real estate assets held for sale, net	1,884,935	2,016,003
Real estate assets, net	133,871,076	130,512,230
Other assets:
Cash, cash equivalents and restricted cash	11,891,930	16,516,725
Deferred leasing costs, net	1,528,338	1,516,835
Goodwill	2,423,000	2,423,000
Other assets, net (see Note 6)	3,601,246	3,511,681
Total other assets	19,444,514	23,968,241
Investments held in Trust (see Notes 2 & 9)	23,658,838	136,871,183
TOTAL ASSETS	$176,974,428	$291,351,654
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$98,240,332	$95,899,176
Mortgage notes payable related to properties held for sale, net	1,309,228	999,523
Mortgage notes payable, total net	99,549,560	96,898,699
Accounts payable and accrued liabilities	3,353,449	4,028,564
Accounts payable and accrued liabilities of SPAC (see Notes 2 & 9)	6,586,458	5,046,725
Accrued real estate taxes	1,133,336	1,879,875
Dividends payable preferred stock	178,435	178,511
Lease liability, net	39,360	46,833
Below-market leases, net	16,997	18,240
Total liabilities	110,857,595	108,097,447
Commitments and contingencies (Note 2 & 9):
SPAC Class A common stock subject to possible redemption; 2,187,728 as of March 31, 2023 and 13,225,000 shares as of December 31, 2022 (at $10.45 per share), net of issuance cost of approximately $6,400,000	16,501,755	130,411,135
Equity:
Series D Preferred Stock, $0.01 par value per share; 1,000,000 shares authorized; 913,601 shares issued and outstanding (liquidation preference $25.00 per share) as of March 31, 2023 and 913,987 shares issued and outstanding as of December 31, 2022	9,136	9,140
Series A Common Stock, $0.01 par value per share, shares authorized: 100,000,000; 11,835,264 shares and 11,807,893 shares were issued and outstanding at March 31, 2023 and December 31, 2022, respectively	118,353	118,079
Additional paid-in capital	180,766,097	182,044,157
Dividends and accumulated losses	(140,160,393)	(138,341,750)
Total stockholders’ equity before noncontrolling interest	40,733,193	43,829,626
Noncontrolling interest	8,881,885	9,013,446
Total equity	49,615,078	52,843,072
TOTAL LIABILITIES AND EQUITY	$176,974,428	$291,351,654

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2023	2022
Revenues:
Rental income	$3,942,053	$4,452,318
Fees and other income	179,438	120,823
Total revenue	4,121,491	4,573,141
Costs and expenses:
Rental operating costs	1,574,990	1,583,473
General and administrative	1,964,620	1,583,691
Depreciation and amortization	1,333,574	1,339,225
Total costs and expenses	4,873,184	4,506,389
Other income (expense):
Interest expense - mortgage notes	(867,767)	(1,017,713)
Interest and other income, net	742,117	73,605
Gain on sales of real estate, net	417,337	1,522,785
Income tax expense	(148,453)	(265,239)
Total other income (expense), net	143,234	313,438
Net income (loss)	(608,459)	380,190
Less: Income attributable to noncontrolling interests	(387,081)	(1,208,676)
Net loss attributable to Presidio Property Trust, Inc. stockholders	$(995,540)	$(828,486)
Less: Preferred Stock Series D dividends	(535,448)	(539,056)
Less: Series A Warrant dividend	—	(2,456,511)
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(1,530,988)	$(3,824,053)

Net loss per share attributable to Presidio Property Trust, Inc. common stockholders:
Basic & Diluted	$(0.13)	$(0.32)

Weighted average number of common shares outstanding - basic & diluted	11,834,656	11,773,649

Presidio Property Trust, Inc. and Subsidiaries

Reconciliation of Net Income to FFO and Core FFO

(Unaudited)

	For the Three Months Ended March 31,
	2023	2022
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(1,530,988)	$(3,824,053)
Adjustments:
Income attributable to noncontrolling interests	387,081	1,208,676
Depreciation and amortization	1,333,574	1,339,225
Amortization of above and below market leases, net	(1,244)	(13,722)
Loss (Gain) on sale of real estate assets	(417,337)	(1,522,785)
FFO	$(228,914)	$(2,812,660)
Stock Based Compensation	260,845	280,981
Series A Warrant dividend	-	2,456,512
Core FFO	$31,932	$(75,167)

Weighted average number of common shares outstanding - basic	11,834,656	11,773,649

Core FFO / Wgt Avg Share	$0.003	$(0.01)